Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated June 16, 2025, with respect to the consolidated financial statements of MakeMyTrip Limited and subsidiaries and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG

Bengaluru, Karnataka, India

June 16, 2025